EXHIBIT 10.37
SEVENTH AMENDMENT AND WAIVER
TO CREDIT AGREEMENT
     THIS SEVENTH AMENDMENT AND WAIVER TO CREDIT AGREEMENT (“Seventh Amendment”), dated as of June 27, 2007, is made and entered into by and between MOTORCAR PARTS OF AMERICA, INC., a New York corporation (“Borrower”), and UNION BANK OF CALIFORNIA, N.A., a national banking association (“Bank”).
RECITALS:
     A. Borrower and Bank are parties to that certain Credit Agreement dated as of May 28, 2004, as amended or otherwise modified by (i) that certain First Amendment dated as of November 8, 2005, (ii) that certain Second Amendment dated as of April 5, 2006, (iii) that certain Third Amendment dated as of April 10, 2006, (iv) that certain Fourth Amendment dated as of August 8, 2006, (v) that certain Fifth Amendment dated as of November 10, 2006, (vi) that certain Sixth Amendment dated as of March 21, 2007 and (vii) that certain side letter dated March 21, 2007 (as so amended, the “Agreement”), pursuant to which Bank agreed to make various credit facilities available to Borrower, all as more specifically provided for in the Agreement.
     B. Pursuant to Section 6.5 of the Agreement, Borrower agreed, among other things, that as of the last day of each fiscal quarter, commencing with the fiscal quarter ended June 30, 2004, Borrower and its Subsidiaries would achieve Tangible Net Worth that increased from the minimum Tangible Net Worth required under the Agreement as of the last day of the prior fiscal quarter by an amount not less than seventy-five percent (75%) of the positive Net Profit After Taxes of Borrower and its Subsidiaries for such prior fiscal quarter. Borrower and its Subsidiaries failed to achieve Tangible Net Worth of not less than Forty-Eight Million Six Hundred Eighty-Two Thousand Dollars ($48,682,000) for the fiscal quarter ended March 31, 2007, which failure constituted an Event of Default under Section 8.1(c) of the Agreement.
     C. Pursuant to Section 6.6(a) of the Agreement, Borrower agreed that Borrower and its Subsidiaries would achieve EBITDA of not less than Three Million Dollars ($3,000,000) for each fiscal quarter of each fiscal year. Borrower and its Subsidiaries failed to achieve EBITDA of not less than Three Million Dollars ($3,000,000) for the fiscal quarter ended March 31, 2007, which failure constituted an Event of Default under Section 8.1(c) of the Agreement.
     D. Pursuant to Section 6.6(b) of the Agreement, Borrower agreed that Borrower and its Subsidiaries would achieve EBITDA, as of the last day of each fiscal quarter for the four (4) consecutive fiscal quarters ended on such date, of not less than Thirteen Million Dollars ($13,000,000). Borrower and its Subsidiaries failed to achieve EBITDA, as of the last day of the fiscal quarter (and fiscal year) ended March 31, 2007, for the four (4) consecutive fiscal quarters ended on such date, of not less than Thirteen Million Dollars ($13,000,000), which failure constituted an Event of Default under Section 8.1(c) of the Agreement.
     E. Pursuant to Section 6.8 of the Agreement, Borrower agreed that Borrower and its Subsidiaries would maintain a ratio of Current Assets to Current Liabilities of not less than 1.20 to 1.00 as of the close of each fiscal quarter, commencing with the fiscal quarter ended September 30, 2006. Borrower and its Subsidiaries failed to maintain a ratio of Current Assets to Current Liabilities of not less than 1.20 to 1.00 as of the close of the fiscal quarter (and fiscal year) ended March 31, 2007, which failure constituted an Event of Default under Section 8.1(c) of the Agreement.
     F. Pursuant to Section 6.19(c) of the Agreement, Borrower agreed that Borrower and its Subsidiaries would maintain a Leverage Ratio as of the last day of the fiscal quarter ended March 31, 2007 of not greater than 2.25 to 1.00. Borrower and its Subsidiaries failed to maintain a Leverage Ratio as of the last day of the fiscal quarter ended March 31, 2007 of not greater than 2.25 to 1.00, which failure constituted an Event of Default under Section 8.1(c) of the Agreement.
     G. Pursuant to Section 7.11 of the Agreement, Borrower agreed that Borrower and its Subsidiaries would not permit their lease payments, as lessees, under existing and future operating leases to exceed Three Million Dollars ($3,000,000) in the aggregate in any one fiscal year. Borrower and its Subsidiaries failed to comply with Section 7.11 of the Agreement for the fiscal year ended March 31, 2007, which failure constituted an Event of Default under Section 8.1(c) of the Agreement.
     H. Borrower has requested that Bank agree to waive the Events of Default described in Recitals B, C, D, E, F and G hereinabove. Bank is willing to so waive such Events of Default, subject, however, to the terms and conditions of this Seventh Amendment.
     I. In addition to the foregoing, Borrower has requested that Bank agree to amend the Agreement in certain respects. Bank is willing to agree to so amend the Agreement, subject, however, to the terms and conditions of this Seventh Amendment.

AGREEMENT:
     In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:
1. Defined Terms. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.
2. Waivers. Subject to the terms and conditions set forth in this Seventh Amendment, Bank hereby waives the Events of Default that occurred under Section 8.1(c) of the Agreement as a result of Borrower’s failure to comply with Sections 6.5, 6.6(a), 6.6(b), 6.8, 6.19(c) and 7.11 of the Agreement, as described in Recitals B, C, D, E, F and G hereinabove.
3. Waivers Limited. The waivers provided for in Section 2 of this Seventh Amendment are limited precisely as written and shall not be deemed to excuse Borrower’s further performance of Sections 6.5, 6.6(a), 6.6(b), 6.8, 6.19(c) or 7.11 of the Agreement, as at any time amended, or any other condition, covenant or term contained in the Agreement or any other Loan Document. Any failure or delay on the part of Bank in the exercise of any right, power or privilege under the Agreement, as at any time amended, or any other Loan Document shall not operate as a waiver thereof.
4. Amendments to the Agreement.
     (a) Section 6.7 of the Agreement is hereby amended to read in full as follows:
          “6.7 Fixed Charge Coverage Ratio. Borrower and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio of not less than 2.00 to 1.00 as of the last day of each fiscal quarter. For the purpose of determining Borrower’s compliance with this Section 6.7 as of the last day of any fiscal quarter for the four (4) consecutive fiscal quarters ended on such date (with such determination of compliance to commence with the fiscal quarter ended March 31, 2007), the actual EBITDA of Borrower and its Subsidiaries achieved for the fiscal quarter ended September 30, 2006 shall be increased by Eight Million Sixty-Two Thousand Dollars ($8,062,000), which amount represents the adjustment made to Borrower’s long-term core deposit for the fiscal quarter ended on such date (as shown on Borrower’s Financial Statement for such fiscal quarter).”
     (b) Section 6.19 of the Agreement is hereby amended to read in full as follows:
          “6.19 Leverage Ratio. Borrower and its Subsidiaries shall maintain a Leverage Ratio as of the last day of each fiscal quarter of not greater than 2.00 to 1.00. For the purpose of determining Borrower’s compliance with this Section 6.19 as of the last day of any fiscal quarter, the actual EBITDA of Borrower and its Subsidiaries achieved for the fiscal quarter ended September 30, 2006 shall be increased by Eight Million Sixty-Two Thousand Dollars ($8,062,000), which amount represents the adjustment made to Borrower’s long-term core deposit for the fiscal quarter ended on such date (as shown on Borrower’s Financial Statement for such fiscal quarter).”
5. Effectiveness of this Seventh Amendment. This Seventh Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:
     (a) A counterpart of this Seventh Amendment, duly executed by Borrower;
     (b) A waiver and amendment fee in the sum of Seventeen Thousand Five Hundred Dollars ($17,500) in connection with the waivers and amendments to the Agreement provided for herein, which waiver and amendment fee shall be nonrefundable;
     (c) A legal documentation fee in the sum of One Thousand Dollars ($1,000), which legal documentation fee shall be nonrefundable; and
     (d) Such other documents, instruments or agreements as Bank may reasonably deem necessary in order to effect fully the purposes of this Seventh Amendment.
6. Ratification.
     (a) Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and
     (b) Upon the effectiveness of this Seventh Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Seventh Amendment.

7. Representations and Warranties. Borrower represents and warrants as follows:
     (a) Each of the representations and warranties contained in Section 5 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;
     (b) The execution, delivery and performance of this Seventh Amendment are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower;
     (c) This Seventh Amendment is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms; and
     (d) No event has occurred and is continuing or would result from this Seventh Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
8. Governing Law. This Seventh Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.
9. Counterparts. This Seventh Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     WITNESS the due execution hereof as of the date first above written.
“Borrower”
MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe Selwyn H. Joffe Chairman, President and Chief Executive Officer
“Bank”
UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Philip Roesner Philip M. Roesner Vice President